UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2004

REMEC, INC.

(Exact name of registrant as specified in its charter)

1-16541

(Commission File Number)

California	95-3814301
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3790 Via de la Valle, San Diego, CA 92014

(Address of principal executive offices, with zip code)

(858) 505-3713

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2004, REMEC, Inc. (the ”Company”) entered into an employment agreement with Winston E. Hickman, the Executive Vice President and Chief Financial Officer of the Company (the “Employment Agreement”).

Under the Employment Agreement, Mr. Hickman is employed in his current position on an indefinite, at-will basis. The Employment Agreement provides that Mr. Hickman is entitled to receive the following benefits: an annual base salary of $335,000; an annual target bonus of 40% of his annual base salary provided Mr. Hickman achieves certain company-related objectives; a $1 million life insurance policy; six weeks of vacation per year; a $9,000 annual car allowance; a grant of 75,000 restricted stock units that vest 25% on December 10, 2004, 25% on February 1, 2005, 25% on February 1, 2006 and 25% on February 1, 2007, representing the right to receive shares of the Company’s common stock upon vesting, or, at Mr. Hickman’s election, at a later date chosen by Mr. Hickman; retention payments of $50,000, payable on April 1, 2005, and $75,000, payable on September 1, 2005; reimbursement for housing expenses in the San Diego, California area for a five month period, not to exceed $4,500 per month; and other employee benefits generally available to senior executive officers of the Company.

In addition to the benefits described above, upon any Involuntary Termination (as defined in the Employment Agreement) of Mr. Hickman, Mr. Hickman will be entitled to receive as severance benefits: (i) eighteen months of his then-current annualized base salary; (ii) continuation of certain health benefits and insurance plans for a period of thirty months; and (iii) a one year acceleration of vesting of all of his outstanding options, restricted stock units (other than certain units specified in the Employment Agreement) and other forms of equity compensation previously granted to Mr. Hickman. The Employment Agreement additionally provides that in the event Mr. Hickman’s employment with the Company is terminated during the six months before or twelve months after a Change of Control (as defined in the Employment Agreement), he will be entitled to receive: (a) the immediate vesting and ability to exercise all of his unvested options, restricted stock units and other forms of equity compensation granted to Mr. Hickman by the Company prior to the Change of Control; (b) twenty-four months of his then current annualized base salary; (c) two times his then current annual target bonus calculated at the 100% achievement level; and (d) continuation of certain health benefits and insurance plans for a period of thirty months and thereafter participation in COBRA for eighteen months.

In order to receive the severance payments and benefits described above, Mr. Hickman has agreed to release the Company from, among other things, any and all claims or any liability for severance benefits except as set forth in the Employment Agreement. The Employment Agreement also provides that Mr. Hickman is subject to certain non-competition, non-solicitation and confidentiality provisions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1     Form of Employment Agreement, dated December 10, 2004, between Winston E. Hickman and REMEC, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: December 15, 2004	By:	/s/ Donald J. Wilkins
Donald J. Wilkins
Senior Vice President General Counsel and Secretary